Filed Pursuant to Rule 433

Registration No. 333-203935

Issuer Free Writing Prospectus dated May 19, 2017

Relating to Preliminary Prospectus Supplement dated May 19, 2017

QUALCOMM INCORPORATED

$750,000,000 FLOATING RATE NOTES DUE 2019

$500,000,000 FLOATING RATE NOTES DUE 2020

$500,000,000 FLOATING RATE NOTES DUE 2023

$1,250,000,000 1.850% NOTES DUE 2019

$1,500,000,000 2.100% NOTES DUE 2020

$1,500,000,000 2.600% NOTES DUE 2023

$1,500,000,000 2.900% NOTES DUE 2024

$2,000,000,000 3.250% NOTES DUE 2027

$1,500,000,000 4.300% NOTES DUE 2047

PRICING TERM SHEET

MAY 19, 2017

FLOATING RATE NOTES

	2019 NOTES	2020 NOTES	2023 NOTES

Issuer:	QUALCOMM Incorporated

Security Description:	Floating Rate Notes due 2019	Floating Rate Notes due 2020	Floating Rate Notes due 2023

Principal Amount:	$750,000,000	$500,000,000	$500,000,000

Maturity Date:	May 20, 2019	May 20, 2020	January 30, 2023

Designated LIBOR Page:	Reuters Page LIBOR 01	Reuters Page LIBOR 01	Reuters Page LIBOR 01

Spread to LIBOR:	+36 bps	+45 bps	+73 bps

Index Maturity:	Three months	Three months	Three months

Interest Reset Period:	Quarterly	Quarterly	Quarterly

Interest Payment Dates:	Quarterly on February 20, May 20, August 20 and November 20, commencing on August 20, 2017, and on the maturity date	Quarterly on February 20, May 20, August 20 and November 20, commencing on August 20, 2017, and on the maturity date	Quarterly on January 30, April 30, July 30 and October 30, commencing on July 30, 2017, and on the maturity date

Initial Interest Rate:	Three month LIBOR plus 36 bps, determined on the second London business day preceding the scheduled closing date	Three month LIBOR plus 45 bps, determined on the second London business day preceding the scheduled closing date	Three month LIBOR plus 73 bps, determined on the second London business day preceding the scheduled closing date

Initial Price to Public:	100.000%	100.000%	100.000%

Gross Proceeds to the Issuer:	$750,000,000	$500,000,000	$500,000,000

Optional Redemption Provisions:	None	None	None

Special Mandatory Redemption:	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest if the Acceptance Time does not occur on or before October 27, 2017 (or such later date on or prior to June 1, 2018 to which the “End Date” under the Purchase Agreement is extended) or if, prior to such date, the Purchase Agreement is terminated	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest if the Acceptance Time does not occur on or before October 27, 2017 (or such later date on or prior to June 1, 2018 to which the “End Date” under the Purchase Agreement is extended) or if, prior to such date, the Purchase Agreement is terminated	None

Day Count Convention:	Actual/360, Adjusted	Actual/360, Adjusted	Actual/360, Adjusted

CUSIP / ISIN:	747525 AN3 / US747525AN39	747525 AQ6 / US747525AQ69	747525 AS2 / US747525AS26

FIXED RATE NOTES

	2019 NOTES	2020 NOTES	2023 NOTES	2024 NOTES	2027 NOTES	2047 NOTES

Issuer:	QUALCOMM Incorporated

Security Description:	1.850 % Notes due 2019	2.100 % Notes due 2020	2.600 % Notes due 2023	2.900 % Notes due 2024	3.250 % Notes due 2027	4.300 % Notes due 2047

Principal Amount:	$1,250,000,000	$1,500,000,000	$1,500,000,000	$1,500,000,000	$2,000,000,000	$1,500,000,000

Maturity Date:	May 20, 2019	May 20, 2020	January 30, 2023	May 20, 2024	May 20, 2027	May 20, 2047

Benchmark Treasury:	1.250% due April 30, 2019	1.500% due May 15, 2020	1.875% due April 30, 2022	2.000% due April 30, 2024	2.375% due May 15, 2027	3.000% due February 15, 2047

Benchmark Treasury Price and Yield:	99-30+ ; 1.274%	100-04+; 1.452%	100-14 1/4; 1.780%	99-22+ ; 2.046%	101-09; 2.231%	101-31 ; 2.901%

Spread to Benchmark Treasury:	+60 bps	+65 bps	+85 bps	+90 bps	+105 bps	+140 bps

Yield to Maturity:	1.874%	2.102%	2.630%	2.946%	3.281%	4.301%

Coupon:	1.850%	2.100%	2.600%	2.900%	3.250%	4.300%

Interest Payment Dates:	Semi-annually on May 20 and November 20, commencing on November 20, 2017, and on the maturity date	Semi-annually on May 20 and November 20, commencing on November 20, 2017, and on the maturity date	Semi-annually on January 30 and July 30, commencing on January 30, 2018, and on the maturity date	Semi-annually on May 20 and November 20, commencing on November 20, 2017, and on the maturity date	Semi-annually on May 20 and November 20, commencing on November 20, 2017, and on the maturity date	Semi-annually on May 20 and November 20, commencing on November 20, 2017, and on the maturity date

Initial Price to Public:	99.954%	99.994%	99.839%	99.712%	99.738%	99.984%

Gross Proceeds to the Issuer:	$1,249,425,000	$1,499,910,000	$1,497,585,000	$1,495,680,000	$1,994,760,000	$1,499,760,000

Optional Redemption Provisions:	At any time: make-whole redemption at a discount rate of Treasury plus 10bps	At any time: make-whole redemption at a discount rate of Treasury plus 10bps	At any time prior to December 30, 2022 (1 month prior to maturity) make-whole redemption at a discount rate of Treasury plus 15bps	At any time prior to March 20, 2024 (2 months prior to maturity) make-whole redemption at a discount rate of Treasury plus 15bps	At any time prior to February 20, 2027 (3 months prior to maturity) make-whole redemption at a discount rate of Treasury plus 20bps	At any time prior to November 20, 2046 (6 months prior to maturity) make-whole redemption at a discount rate of Treasury plus 25bps

			On or after December 30, 2022 (1 month prior to maturity): redemption at par	On or after March 20, 2024 (2 months prior to maturity): redemption at par	On or after February 20, 2027 (3 months prior to maturity): redemption at par	On or after November 20, 2046 (6 months prior to maturity): redemption at par

Special Mandatory Redemption:	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest if the Acceptance Time does not occur on or before October 27, 2017 (or such later date on or prior to June 1, 2018 to which the “End Date” under the Purchase Agreement is extended) or if, prior to such date, the Purchase Agreement is terminated	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest if the Acceptance Time does not occur on or before October 27, 2017 (or such later date on or prior to June 1, 2018 to which the “End Date” under the Purchase Agreement is extended) or if, prior to such date, the Purchase Agreement is terminated	None	None	None	None

Day Count Convention:	30/360	30/360	30/360	30/360	30/360	30/360

CUSIP / ISIN:	747525 AM5 / US747525AM55	747525 AP8 / US747525AP86	747525 AR4 / US747525AR43	747525 AT0 / US747525AT09	747525 AU7 / US747525AU71	747525 AV5 / US747525AV54

FLOATING RATE NOTES AND FIXED RATE NOTES

Ratings:*	A1 / A (Moody’s / S&P)

Trade Date:	May 19, 2017

Settlement Date:

May 26, 2017 (T+5)

It is expected that delivery of the notes will be made on or about May 26, 2017, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the initial pricing date of the notes or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Legal Format:	SEC Registered

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc.

Co-Managers:

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Lloyds Securities Inc.

Loop Capital Markets LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Lebenthal & Co., LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

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